 EXHIBIT 23.4

Consent of LCS & Partners

July 15, 2022

SolarMax Technology, Inc.

3080 12th Street

Riverside, CA 92507

Re: SolarMax Technology, Inc. (the “Company”)

Ladies and Gentlemen:

We are lawyers qualified in the Republic of China (“Taiwan”) and are acting as Taiwan legal counsel to the Company solely in connection with (i) the initial public offering of 7,500,000 shares of common stock of the Company pursuant to the Company’s registration statement on Form S-1, including any amendments or supplements thereto (the “Registration Statement”), and (ii) the proposed listing of the Company’s shares on the NASDAQ Capital Market.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement, and to the use of our name under the captions “Enforceability of Civil Liabilities” and “Experts” in the Registration Statement.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Yours very truly,

LCS & PARTNERS

LCS & Partners

5F., No.8, Sec. 5, Sinyi Rd. (Shinkong Manhattan Building), Taipei City 110, Taiwan (R.O.C)

Main: +886 2 2729 8000  Fax:  +886 2 2722 6677